                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): OCTOBER 7, 1999




                          RELIANT ENERGY, INCORPORATED
             (Exact name of registrant as specified in its charter)


          TEXAS                        1-3187                  74-0694415
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)


              1111 LOUISIANA
              HOUSTON, TEXAS                           77002
(Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (713) 207-3000

ITEM 5.   OTHER EVENTS.

CLOSING OF THE FIRST PHASE OF THE UNA ACQUISITION

     On October 7, 1999, Reliant Energy, Incorporated (the "Company") completed the first phase of its acquisition of the Dutch power generation company N.V. UNA ("UNA"). In this first phase of the acquisition, a subsidiary of the Company purchased 40 percent of the capital stock of UNA for $780 million, which included $354 million in cash and a $426 million five year promissory note. The promissory note must be prepaid in certain circumstances. The Company, through the subsidiary, will increase its ownership interest to 52 percent of the capital stock of UNA by December 1, 1999 and will purchase the remaining shares of UNA on March 1, 2000. The total purchase price of the acquisition is approximately $2.4 billion. All purchase price obligations are denominated in Dutch guilders. The amounts shown above assume an exchange rate of 2.0565 NLG per U.S. dollar (the exchange rate on October 7, 1999).

     In connection with obtaining the necessary Dutch regulatory approvals, the Company, UNA and the other shareholders of UNA agreed to revise the terms of their original agreement providing that if UNA's stranded costs exceeded NLG 500 million, the purchase price would be reduced. Any downward adjustment would have been limited to approximately NLG 1.4 billion. Under the amended agreement, the other UNA shareholders are responsible for up to NLG 1.9 billion of UNA's stranded costs. Accordingly, the purchase price increased by NLG 500 million.

CLOSING OF THE ZENS OFFERING

     On September 21, 1999, the Company issued 17.2 million of its 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (the "ZENS") having an original principal amount of $1.0 billion. The cash amount payable upon maturity, redemption or exchange of the ZENS is based on the value of the then-current price of a share of common stock of Time Warner Inc. ("Time Warner"). The amount payable upon the maturity of the ZENS will be no less than the original principal amount adjusted for changes in the Time Warner common stock dividend rate. Of the $980 million net proceeds from the offering, the Company used $443 million for general corporate purposes, including the repayment of the Company's indebtedness. The Company used $537 million of the net proceeds to purchase 9.2 million shares of Time Warner common stock. This Time Warner common stock is expected to be held to provide an economic hedge against increases in the fair value of the ZENS obligation for a portion of the ZENS.

CONVERSION OF THE TIME WARNER PREFERRED STOCK INTO TIME WARNER COMMON STOCK

     On July 6, 1999, the Company exercised its option to convert its 11 million shares of Time Warner convertible preferred stock into 45.8 million shares of Time Warner common stock. Prior to the conversion, the Company's investment in the Time Warner preferred stock was accounted for under the cost method. Effective on the conversion date, the shares of Time Warner common stock were classified as trading securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and an unrealized gain was recorded in the amount of $2.38 billion ($1.55 billion after tax) to reflect the cumulative appreciation in the fair value of the Company's investment in Time Warner securities. As a result of the conversion and the classification of the shares of Time Warner common stock as trading securities, the Company will now record changes in the market price of the Time Warner common stock and the related changes in the market value of the Company's unsecured 7% Automatic Common Exchange Securities (the "ACES") in its statement of consolidated operations. For the period from July 1, 1999 to the conversion date of July 6, 1999, unrealized losses on the ACES were $35 million ($23 million after tax).

     Prior to the issuance of the ZENS on September 21, 1999, the Company owned
8.0 million shares of Time Warner common stock that were not needed to economically hedge its ACES obligation. For the period from July 6, 1999 to the ZENS issuance date, losses (due to the decline in the market price of the Time Warner common stock during such period) on the shares of Time Warner common stock which will not be used to settle the ACES in July 2000 were $122 million ($79 million after tax). The shares of Time Warner common stock which will not be used to settle the ACES in July 2000 are expected to be held to provide an economic hedge against increases in the fair value of the ZENS obligation for a portion of the ZENS.

FILING OF APPLICATION FOR FINANCING ORDER

     Reliant Energy HL&P is preparing to file an application with the Public Utility Commission of Texas requesting a financing order authorizing the issuance by a special purpose entity organized by the Company, pursuant to the Texas Electric Choice Plan, of approximately $1 billion of transition bonds relating to Reliant Energy HL&P's generation-related regulatory assets. Payments on the transition bonds will be made from non-bypassable transition charges assessed to Reliant Energy HL&P's transmission and distribution customers. The offering and sale of the transition bonds will be registered under the Securities Act of 1933. The transition bonds will only be offered and sold by means of a prospectus. This report does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the transition bonds in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                RELIANT ENERGY, INCORPORATED



Date: October 15, 1999          By: /s/ Mary P. Ricciardello
                                   --------------------------------
                                     Mary P. Ricciardello
                                     Senior Vice President and Comptroller